Exhibit 99.1
PRESS RELEASE

Beazer Homes Reports Second Quarter Fiscal 2023 Results
ATLANTA, April 27, 2023 - Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced its financial results for the three months ended March 31, 2023.
“Against a backdrop of improving homebuyer confidence and stabilizing interest rates, we generated strong second quarter results,” said Allan P. Merrill, the Company’s Chairman and Chief Executive Officer. “Revenue growth and careful management of overheads led to $62 million in Adjusted EBITDA and $1.13 of earnings per share.”
Commenting on current market conditions, Mr. Merrill said, “While home affordability remains quite challenging, homebuyers appear to be adjusting to a higher interest rate environment aided by both wage growth and moderating home prices. From a production perspective, supply chain issues are greatly improved, allowing us to decrease cycle times and pursue direct cost savings.”
Looking further out, Mr. Merrill concluded, “We remain confident in the multi-year growth of our business and the new home industry. The gap between the structural demand for homes and the likely supply of homes – which has given rise to a multimillion home deficit over the past decade – remains in place. With a seasoned operating team, an ample supply of lots and a more efficient and less leveraged balance sheet, we remain confident that we will be able to create durable value for our stakeholders in the years ahead.”
Beazer Homes Fiscal Second Quarter 2023 Highlights and Comparison to Fiscal Second Quarter 2022
•Net income from continuing operations of $34.7 million, or $1.13 per diluted share, compared to net income from continuing operations of $44.7 million, or $1.45 per diluted share, in fiscal second quarter 2022
•Adjusted EBITDA of $62.1 million, down 19.7%
•Homebuilding revenue of $542.0 million, up 6.9% on a 8.4% increase in average selling price to $509.9 thousand, partially offset by a 1.4% decrease in home closings to 1,063
•Homebuilding gross margin was 18.7%, down 480 basis points. Excluding impairments, abandonments and amortized interest, homebuilding gross margin was 22.0%, down 480 basis points
•SG&A as a percentage of total revenue was 11.2%, down 100 basis points
•Net new orders of 1,181, down 8.5% on a 11.7% decrease in orders per community per month to 3.2, partially offset by a 3.6% increase in average community count to 123
•Backlog dollar value of $987.2 million, down 37.7% on a 40.5% decrease in backlog units to 1,858, partially offset by a 4.7% increase in average selling price of homes in backlog to $531.3 thousand
•Controlled lots of 23,820, up 1.3% from 23,516
•Land acquisition and land development spending was $113.0 million, down 14.8% from $132.6 million
•Unrestricted cash at quarter end was $240.8 million; total liquidity was $505.8 million
The following provides additional details on the Company's performance during the fiscal second quarter 2023:
Profitability. Net income from continuing operations was $34.7 million, generating diluted earnings per share of $1.13. This included the impact of energy efficiency tax credits of $5.6 million or $0.18 per share compared to $3.0 million of such credits or $0.10 per share in the prior year quarter. Second quarter adjusted EBITDA of $62.1 million was down $15.3 million, or 19.7%, primarily due to lower gross margin.
Orders. Net new orders for the second quarter were 1,181, down 8.5% from 1,291 in the prior year quarter, driven by a 11.7% decrease in sales pace to 3.2 orders per community per month, down from 3.6 in the prior year quarter.
Cancellations. The cancellation rate for the quarter was 18.6%, up from 12.2% in the prior year quarter. Although up year-over-year, the cancellation rate was well within our historical normal range and down sequentially from 37.1% in fiscal first quarter 2023, reflecting an improved sales environment.

Backlog. The dollar value of homes in backlog as of March 31, 2023 was $987.2 million, representing 1,858 homes, compared to $1.6 billion, representing 3,121 homes, at the same time last year. The average selling price of homes in backlog was $531.3 thousand, up 4.7% versus the prior year quarter.
Homebuilding Revenue. Second quarter homebuilding revenue was $542.0 million, up 6.9% year-over-year. The increase in homebuilding revenue was driven by an 8.4% increase in the average selling price to $509.9 thousand, which was offset by a 1.4% decrease in home closings to 1,063 homes.
Homebuilding Gross Margin. Homebuilding gross margin (excluding impairments, abandonments and amortized interest) was 22.0% for the second quarter, down from 26.8% in the prior year quarter. Although down versus the prior year quarter, homebuilding gross margin was above second quarter historical averages and in line with expectations.
SG&A Expenses. Selling, general and administrative expenses as a percentage of total revenue was 11.2% for the quarter, down 100 basis points year-over-year as a result of the Company's continued focus on overhead cost management while benefiting from higher revenue driven by growth in average selling price. SG&A on an absolute dollar basis decreased by $1.0 million, or 1.6% year-over-year.
Land Position. Controlled lots increased 1.3% to 23,820, compared to 23,516 from the prior year quarter. Excluding land held for future development and land held for sale lots, active lots controlled were 23,091, up 1.6% year-over-year. Through the expansion of lot option agreements, 54.0% of total active lots, or 12,460 lots, were under option agreements compared to 50.8% of total active lots, or 11,551 lots, as of March 31, 2022.
Liquidity. At the close of the second quarter, the Company had $505.8 million of available liquidity, including $240.8 million of unrestricted cash and $265.0 million of remaining capacity under the unsecured revolving credit facility.
Debt Repurchases. Subsequent to the end of the quarter, the Company repurchased $5.0 million of its outstanding 6.750% unsecured Senior Notes due March 2025.

Commitment to ESG Initiatives

During the quarter, the Company was recognized for its continued leadership and commitment to advancing ESG.

In February, Beazer Homes earned the 2023 Top Workplaces USA award, issued by Energage, powered by 16 years of surveying data from more than 27 million employees across 70,000 organizations. Participating companies are measured on anonymous employee feedback comparing the survey’s research-based statements, including 15 Culture Drivers that are proven to predict high performance against industry benchmarks.

In March, the Company received the 2023 ENERGY STAR Partner of the Year Award with Sustained Excellence for the eighth consecutive year. This award highlights the Company’s dedication to continually enhancing the energy efficiency of its homes in support of its industry-first pledge that, by the end of 2025, every home the Company builds will be Net Zero Energy Ready with a gross HERS® index score of 45 or less.

Also in March, Beazer Homes was recognized on Newsweek’s list of America’s Most Trustworthy Companies 2023. This award identified companies based on an independent survey of approximately 25,000 U.S. residents who rated companies they knew from the perspective of customers, investors and employees.

Summary results for the three and six months ended March 31, 2023 are as follows:

	Three Months Ended March 31,
	2023	2022		Change*
New home orders, net of cancellations	1,181	1,291		(8.5)%
Orders per community per month	3.2	3.6		(11.7)%
Average active community count	123	119		3.6%
Active community count at quarter-end	121	119		1.7%
Cancellation rates	18.6%	12.2%	640	bps

Total home closings	1,063	1,078		(1.4)%
Average selling price (ASP) from closings (in thousands)	$509.9	$470.5		8.4%
Homebuilding revenue (in millions)	$542.0	$507.2		6.9%
Homebuilding gross margin	18.7%	23.5%		(480) bps
Homebuilding gross margin, excluding impairments and abandonments (I&A)	18.8%	23.6%		(480) bps
Homebuilding gross margin, excluding I&A and interest amortized to cost of sales	22.0%	26.8%		(480) bps

Income from continuing operations before income taxes (in millions)	$39.8	$54.8		(27.3)%
Expense from income taxes (in millions)	$5.1	$10.1		(49.4)%
Income from continuing operations, net of tax (in millions)	$34.7	$44.7		(22.3)%
Basic income per share from continuing operations	$1.14	$1.46		(21.9)%
Diluted income per share from continuing operations	$1.13	$1.45		(22.1)%

Net income (in millions)	$34.7	$44.7		(22.3)%

Land acquisition and land development spending (in millions)	$113.0	$132.6		(14.8)%

Adjusted EBITDA (in millions)	$62.1	$77.4		(19.7)%
LTM Adjusted EBITDA (in millions)	$340.9	$293.4		16.2%
* Change and totals are calculated using unrounded numbers.
"LTM" indicates amounts for the trailing 12 months.

	Six Months Ended March 31,
	2023	2022		Change*
New home orders, net of cancellations	1,663	2,432		(31.6)%
LTM orders per community per month	2.2	3.3		(33.3)%
Cancellation rates	25.0%	12.0%	1,300	bps

Total home closings	1,896	2,097		(9.6)%
ASP from closings (in thousands)	$520.1	$454.9		14.3%
Homebuilding revenue (in millions)	$986.1	$953.9		3.4%
Homebuilding gross margin	18.9%	22.3%		(340) bps
Homebuilding gross margin, excluding I&A	19.0%	22.3%		(330) bps
Homebuilding gross margin, excluding I&A and interest amortized to cost of sales	22.1%	25.6%		(350) bps

Income from continuing operations before income taxes (in millions)	$68.4	$96.1		(28.9)%
Expense from income taxes (in millions)	$9.2	$16.5		(44.1)%
Income from continuing operations, net of tax (in millions)	$59.1	$79.6		(25.7)%
Basic income per share from continuing operations	$1.94	$2.61		(25.7)%
Diluted income per share from continuing operations	$1.93	$2.59		(25.5)%

Net income (in millions)	$59.0	$79.6		(25.8)%

Land acquisition and land development spending (in millions)	$227.7	$263.3		(13.5)%

Adjusted EBITDA (in millions)	$109.3	$138.5		(21.1)%
* Change and totals are calculated using unrounded numbers.
"LTM" indicates amounts for the trailing 12 months.

	As of March 31,
	2023	2022	Change
Backlog units	1,858	3,121	(40.5)%
Dollar value of backlog (in millions)	$987.2	$1,583.5	(37.7)%
ASP in backlog (in thousands)	$531.3	$507.4	4.7%
Land and lots controlled	23,820	23,516	1.3%
Conference Call
The Company will hold a conference call on April 27, 2023 at 5:00 p.m. ET to discuss these results. Interested parties may listen to the conference call and view the Company's slide presentation on the "Investor Relations" page of the Company's website, www.beazer.com. In addition, the conference call will be available by telephone at 800-475-0542 (for international callers, dial 630-395-0227). To be admitted to the call, enter the pass code “8571348". A replay of the conference call will be available, until 10:00 PM ET on May 4, 2023 at 866-378-0632 (for international callers, dial 203-369-0313) with pass code “3740.”
About Beazer Homes
Headquartered in Atlanta, Beazer Homes (NYSE: BZH) is one of the country’s largest homebuilders. Every Beazer home is designed and built to provide Surprising Performance, giving you more quality and more comfort from the moment you move in – saving you money every month. With Beazer's Choice Plans™, you can personalize your primary living areas – giving you a choice of how you want to live in the home, at no additional cost. And unlike most national homebuilders, we empower our customers to shop and compare loan options. Our Mortgage Choice program gives you the resources to easily compare multiple loan offers and choose the best lender and loan offer for you, saving you thousands over the life of your loan.
We build our homes in Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, North Carolina, South Carolina, Tennessee, Texas, and Virginia. For more information, visit beazer.com, or check out Beazer on Facebook, Instagram and Twitter.
This press release contains forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things:
•the cyclical nature of the homebuilding industry and further deterioration in homebuilding industry conditions;
•continued increases in mortgage interest rates and reduced availability of mortgage financing due to, among other factors, recent and likely continued actions by the Federal Reserve to address sharp increases in inflation;
•other economic changes nationally and in local markets, including changes in consumer confidence, wage levels, declines in employment levels, and an increase in the number of foreclosures, each of which is outside our control and affects the affordability of, and demand for, the homes we sell;
•continued supply chain challenges negatively impacting our homebuilding production, including shortages of raw materials and other critical components such as windows, doors, and appliances;
•continued shortages of or increased costs for labor used in housing production, and the level of quality and craftsmanship provided by such labor;
•inaccurate estimates related to homes to be delivered in the future (backlog), as they are subject to various cancellation risks that cannot be fully controlled;
•financial institution disruptions, such as recent bank failures;
•potential negative impacts of the COVID-19 pandemic, which, in addition to exacerbating each of the risks listed above and below, may include a significant decrease in demand for our homes or consumer confidence generally with respect to purchasing a home, an inability to sell and build homes in a typical manner or at all, increased costs or decreased supply of building materials, including lumber, or the availability of subcontractors, housing inspectors, and other third-parties we rely on to support our operations, and recognizing charges in future periods, which may be material, for goodwill impairments, inventory impairments and/or land option agreement abandonments;
•factors affecting margins, such as adjustments to home pricing, increased sales incentives and mortgage rate buy down programs in order to remain competitive; decreased revenues; decreased land values underlying land option agreements; increased land development costs in communities under development or delays or difficulties in implementing initiatives to reduce our cycle times and production and overhead cost structures; not being able to pass on cost increases (including cost increases due to increasing the energy efficiency of our homes) through pricing increases;
•the availability and cost of land and the risks associated with the future value of our inventory, such as asset impairment charges we took on select California assets during the second quarter of fiscal 2019;
•our ability to raise debt and/or equity capital, due to factors such as limitations in the capital markets (including market volatility), adverse credit market conditions and financial institution disruptions, and our ability to otherwise meet our ongoing liquidity needs (which could cause us to fail to meet the terms of our covenants and other requirements under our various debt instruments and therefore trigger an acceleration of a significant portion or all of our outstanding debt obligations), including the impact of any downgrades of our credit ratings or reduction in our liquidity levels;
•market perceptions regarding any capital raising initiatives we may undertake (including future issuances of equity or debt capital);
•changes in tax laws or otherwise regarding the deductibility of mortgage interest expenses and real estate taxes;
•increased competition or delays in reacting to changing consumer preferences in home design;
•natural disasters or other related events that could result in delays in land development or home construction, increase our costs or decrease demand in the impacted areas;
•the potential recoverability of our deferred tax assets;
•increases in corporate tax rates;
•potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations or governmental policies, and possible penalties for failure to comply with such laws, regulations or governmental policies, including those related to the environment;
•the results of litigation or government proceedings and fulfillment of any related obligations;
•the impact of construction defect and home warranty claims;
•the cost and availability of insurance and surety bonds, as well as the sufficiency of these instruments to cover potential losses incurred;
•the impact of information technology failures, cybersecurity issues or data security breaches;
•the impact of governmental regulations on homebuilding in key markets, such as regulations limiting the availability of water and electricity (including availability of electrical equipment such as transformers and meters);
•the success of our ESG initiatives, including our ability to meet our goal that by 2025 every home we build will be Net Zero Energy Ready, as well as the success of any other related partnerships or pilot programs we may enter into in order to increase the energy efficiency of our homes and prepare for a Net Zero future; and
•terrorist acts, protests and civil unrest, political uncertainty, acts of war or other factors over which the Company has no control.
Any forward-looking statement, including any statement expressing confidence regarding future outcomes, speaks only as of the date on which such statement is made and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible to predict all such factors.

CONTACT: Beazer Homes USA, Inc.

David I. Goldberg
Sr. Vice President & Chief Financial Officer
770-829-3700
investor.relations@beazer.com

-Tables Follow-

BEAZER HOMES USA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
in thousands (except per share data)	2023	2022	2023	2022
Total revenue	$543,908	$508,506	$988,836	$962,655
Home construction and land sales expenses	440,901	387,821	799,871	744,570
Inventory impairments and abandonments	111	935	301	935
Gross profit	102,896	119,750	188,664	217,150
Commissions	18,305	16,578	32,410	32,391
General and administrative expenses	42,779	45,530	83,427	83,297
Depreciation and amortization	3,020	3,031	5,533	5,912
Operating income	38,792	54,611	67,294	95,550
Loss on extinguishment of debt, net	—	(164)	(515)	(164)
Other income, net	1,007	303	1,583	722
Income from continuing operations before income taxes	39,799	54,750	68,362	96,108
Expense from income taxes	5,092	10,072	9,247	16,535
Income from continuing operations	34,707	44,678	59,115	79,573
Loss from discontinued operations, net of tax	—	(6)	(77)	(16)
Net income	$34,707	$44,672	$59,038	$79,557
Weighted-average number of shares:
Basic	30,394	30,594	30,464	30,464
Diluted	30,610	30,823	30,702	30,772

Basic income per share:
Continuing operations	$1.14	$1.46	$1.94	$2.61
Discontinued operations	—	—	—	—
Total	$1.14	$1.46	$1.94	$2.61
Diluted income per share:
Continuing operations	$1.13	$1.45	$1.93	$2.59
Discontinued operations	—	—	—	—
Total	$1.13	$1.45	$1.93	$2.59

	Three Months Ended		Six Months Ended
	March 31,		March 31,
Capitalized Interest in Inventory	2023	2022	2023	2022
Capitalized interest in inventory, beginning of period	$113,143	$110,516	$109,088	$106,985
Interest incurred	18,034	18,253	35,864	36,564
Interest expense not qualified for capitalization and included as other expense	—	—	—	—
Capitalized interest amortized to home construction and land sales expenses	(17,291)	(16,083)	(31,066)	(30,863)
Capitalized interest in inventory, end of period	$113,886	$112,686	$113,886	$112,686

BEAZER HOMES USA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

in thousands (except share and per share data)	March 31, 2023	September 30, 2022
ASSETS
Cash and cash equivalents	$240,829	$214,594
Restricted cash	38,321	37,234
Accounts receivable (net of allowance of $284 and $284, respectively)	28,461	35,890
Income tax receivable	307	9,606
Owned inventory	1,741,956	1,737,865
Deferred tax assets, net	147,598	156,358
Property and equipment, net	25,540	24,566
Operating lease right-of-use assets	15,101	9,795
Goodwill	11,376	11,376
Other assets	18,607	14,679
Total assets	$2,268,096	$2,251,963
LIABILITIES AND STOCKHOLDERS’ EQUITY
Trade accounts payable	$125,240	$143,641
Operating lease liabilities	16,674	11,208
Other liabilities	141,977	174,388
Total debt (net of debt issuance costs of $6,533 and $7,280, respectively)	985,220	983,440
Total liabilities	1,269,111	1,312,677
Stockholders’ equity:
Preferred stock (par value $0.01 per share, 5,000,000 shares authorized, no shares issued)	—	—
Common stock (par value $0.001 per share, 63,000,000 shares authorized, 31,347,050 issued and outstanding and 30,880,138 issued and outstanding, respectively)	31	31
Paid-in capital	860,517	859,856
Retained earnings	138,437	79,399
Total stockholders’ equity	998,985	939,286
Total liabilities and stockholders’ equity	$2,268,096	$2,251,963

Inventory Breakdown
Homes under construction	$724,193	$785,742
Land under development	774,994	731,190
Land held for future development	19,879	19,879
Land held for sale	20,253	15,674
Capitalized interest	113,886	109,088
Model homes	88,751	76,292
Total owned inventory	$1,741,956	$1,737,865

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA – CONTINUING OPERATIONS

	Three Months Ended March 31,		Six Months Ended March 31,
SELECTED OPERATING DATA	2023	2022	2023	2022
Closings:
West region	631	665	1,141	1,268
East region	236	252	391	497
Southeast region	196	161	364	332
Total closings	1,063	1,078	1,896	2,097

New orders, net of cancellations:
West region	631	832	879	1,487
East region	296	284	416	520
Southeast region	254	175	368	425
Total new orders, net	1,181	1,291	1,663	2,432

	As of March 31,
Backlog units:	2023	2022
West region	995	1,872
East region	435	634
Southeast region	428	615
Total backlog units	1,858	3,121
Aggregate dollar value of homes in backlog (in millions)	$987.2	$1,583.5
ASP in backlog (in thousands)	$531.3	$507.4

in thousands	Three Months Ended March 31,		Six Months Ended March 31,
SUPPLEMENTAL FINANCIAL DATA	2023	2022	2023	2022
Homebuilding revenue:
West region	$328,961	$302,887	$603,283	$559,379
East region	119,869	128,424	205,900	242,711
Southeast region	93,177	75,897	176,908	151,847
Total homebuilding revenue	$542,007	$507,208	$986,091	$953,937

Revenue:
Homebuilding	$542,007	$507,208	$986,091	$953,937
Land sales and other	1,901	1,298	2,745	8,718
Total revenue	$543,908	$508,506	$988,836	$962,655

Gross profit:
Homebuilding	$101,588	$119,402	$186,702	$212,706
Land sales and other	1,308	348	1,962	4,444
Total gross profit	$102,896	$119,750	$188,664	$217,150

Reconciliation of homebuilding gross profit and the related gross margin excluding impairments and abandonments and interest amortized to cost of sales to homebuilding gross profit and gross margin, the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that this information assists investors in comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective level of impairments and level of debt. These measures should not be considered alternative to homebuilding gross profit and gross margin determined in accordance with GAAP as an indicator of operating performance.

	Three Months Ended March 31,				Six Months Ended March 31,
in thousands	2023		2022		2023		2022
Homebuilding gross profit/margin	$101,588	18.7%	$119,402	23.5%	$186,702	18.9%	$212,706	22.3%
Inventory impairments and abandonments (I&A)	111		495		301		495
Homebuilding gross profit/margin excluding I&A	101,699	18.8%	119,897	23.6%	187,003	19.0%	213,201	22.3%
Interest amortized to cost of sales	17,291		16,083		31,066		30,863
Homebuilding gross profit/margin excluding I&A and interest amortized to cost of sales	$118,990	22.0%	$135,980	26.8%	$218,069	22.1%	$244,064	25.6%
Reconciliation of Adjusted EBITDA to total company net income, the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that Adjusted EBITDA assists investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective capitalization, tax position, and level of impairments. These EBITDA measures should not be considered alternatives to net income determined in accordance with GAAP as an indicator of operating performance.

	Three Months Ended March 31,		Six Months Ended March 31,		LTM Ended March 31, (a)
in thousands	2023	2022	2023	2022	2023	2022
Net income	$34,707	$44,672	$59,038	$79,557	$200,185	$165,053
Expense from income taxes	5,092	10,071	9,225	16,531	45,961	26,246
Interest amortized to home construction and land sales expenses and capitalized interest impaired	17,291	16,083	31,066	30,863	72,261	75,230
Interest expense not qualified for capitalization	—	—	—	—	—	212
EBIT	57,090	70,826	99,329	126,951	318,407	266,741
Depreciation and amortization	3,020	3,031	5,533	5,912	12,981	13,083
EBITDA	60,110	73,857	104,862	132,863	331,388	279,824
Stock-based compensation expense	1,678	2,424	3,258	4,532	7,204	10,639
Loss on extinguishment of debt	—	164	515	164	42	1,626
Inventory impairments and abandonments(b)	111	935	301	935	1,890	1,323
Severance expenses	224	—	335	—	335	—
Adjusted EBITDA	$62,123	$77,380	$109,271	$138,494	$340,859	$293,412
(a) "LTM" indicates amounts for the trailing 12 months.
(b) In periods during which we impaired certain of our inventory assets, capitalized interest that is impaired is included in the line above titled "Interest amortized to home construction and land sales expenses and capitalized interest impaired."